                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  __________

                                 SCHEDULE 13G

                                (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No.   1   )*
                                            -------

                               Xylan Corporation
      -------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, $0.001 par value
      -------------------------------------------------------------------
                        (Title of Class of Securities)

                                  984151-10-0
                            -----------------------
                                (CUSIP Number)

                               December 31, 1998
       -----------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


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 CUSIP NO. 984151-10-0              13G                    PAGE 1 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          YURI PIKOVER

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,102,084*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,102,084*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,102,084*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

* This number does not include 55,000 shares held by the Pikover Blind Trust as of December 31, 1998. The Reporting Person does not have voting or investment power with respect to these shares. However, if the reporting person were deemed to have voting or investment power with respect to these shares, the number of shares in Items 5, 7, and 9 would be 2,157,084, and the percentage in Item 11 would be 5.1%.

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------------------------------                ----------------------------------
CUSIP NO.  984151-10-0              13G           PAGE 2 OF 5 PAGES
------------------------------                ----------------------------------

ITEM 1(A).     NAME OF ISSUER:

                     Xylan Corporation
               ---------------------------------------------------------------

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     26707 West Agoura Road, Calabasas, CA 91302
               ---------------------------------------------------------------

ITEM 2(A).     NAME OF PERSON FILING:

                     Yuri Pikover
               ---------------------------------------------------------------

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                     26707 West Agoura Road, Calabasas, CA 91302
               ---------------------------------------------------------------

ITEM 2(C).     CITIZENSHIP:

                     U.S.A.
               ---------------------------------------------------------------

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

                     Common Stock, $0.001 par value
               ---------------------------------------------------------------

ITEM 2(E).     CUSIP NUMBER:

                     984151-10-0
               ---------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), 13D-2(B) OR 13D-2(C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act

     (b)  [_]  Bank as defined in section 3(a)(6) of the Exchange Act

     (c)  [_]  Insurance company as defined in section 3(a)(19) of the Exchange
          Act

     (d) [_] Investment company registered under section 8 of the Investment Company Act,

     (e) [_] An investment adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) [_] Employee Benefit Plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

     (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(H).

          If this statement is filed pursuant to Rule 13d-1(c), check this box [_].

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 CUSIP NO. 984151-10-0                13G                    PAGE 3 OF 5 PAGES
-----------------------                                    ---------------------

ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          As the Trustee for Pikover Irrevocable Children's Trust                      230,000
          As the Trustee for Pikover 1995 Irrevocable Trust                             20,000
          As the Trustee for The Pikover Trust                                       1,825,000
          Shares subject to options granted to Yuri Pikover
            that are exercisable by March 1, 1999                                       27,084

                                                                 TOTAL:              2,102,084 shares
                                                                                     ----------------

     (b)  Percent of Class: (based on 42,197,104 shares as of December 31, 1998)

          Pikover Irrevocable Children's Trust                                            0.55%
          Pikover 1995 Irrevocable Trust                                                  0.05%
          The Pikover Trust                                                               4.32%
          Shares subject to options granted to Yuri Pikover
            that are exercisable by March 1, 1999                                         0.06%

                                                                 TOTAL:                   4.98%
                                                                                          -----

     (c)  Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote

                 As the Trustee for Pikover Irrevocable Children's Trust               230,000
                 As the Trustee for Pikover 1995 Irrevocable Trust                      20,000
                 As the Trustee for The Pikover Trust                                1,825,000
                 Shares subject to options granted to Yuri Pikover
                   that are exercisable by March 1, 1999                                27,084

                                                                 TOTAL:              2,102,084 shares
                                                                                     ----------------

          (ii)   Shared power to vote or to direct the vote

                         None

          (iii)  Sole power to dispose or to direct the disposition of

                 As the Trustee for Pikover Irrevocable Children's Trust               230,000
                 As the Trustee for Pikover 1995 Irrevocable Trust                      20,000
                 As the Trustee for The Pikover Trust                                1,825,000
                 Shares subject to options granted to Yuri Pikover
                   that are exercisable by March 1, 1999                                27,084

                                                                 TOTAL:              2,102,084 shares
                                                                                     ----------------

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CUSIP NO.  984151-10-0                  13G            PAGE 4 OF 5 PAGES
----------------------------------              --------------------------------

          (iv) Shared power to dispose or to direct the disposition of

                    None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LOSS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         See descriptions of ownership in Item 4 above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                    not applicable

ITEM 10. CERTIFICATION

                    not applicable
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 CUSIP No. 984151-10-0                13G                    PAGE 5 OF 5 PAGES
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 9, 1999
                                        ------------------------------
                                                    Date

                                        /s/ Yuri Pikover
                                        -----------------------------------
                                                  Signature

                                        Yuri Pikover
                                        (Individually, and as the Trustee for
                                        Pikover Irrevocable Children's Trust,
                                        Pikover 1995 Irrevocable Trust, and
                                        The Pikover Trust)

                                                  Name/Title


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. (SEE 18 U.S.C. 1001).